Exhibit 99.1

IRADIMED CORPORATION Announces Fourth Quarter 2014 Financial Results

•                  Reports fourth quarter 2014 non-GAAP diluted EPS of $0.03

•                  Expects full year 2015 revenue growth of 79% to 85%

Winter Springs, Florida, February 5, 2015 — IRADIMED CORPORATION (NASDAQ:IRMD), the only provider of non-magnetic intravenous (IV) infusion pump systems that are designed to be safe for use during magnetic resonance imaging (MRI) procedures, today announced financial results for the three months and full year ended December 31, 2014.  On September 2, 2014, the Company announced that it had received a warning letter from the FDA and immediately ceased domestic shipments of all MRI compatible IV infusion pumps.  On December 22, 2014, the Company announced that it had resumed domestic shipments of their MRI compatible IV pumps.  The domestic stop ship negatively impacted the fourth quarter 2014 financial results.

For the fourth quarter ended December 31, 2014, the Company reported revenue of $3.6 million, an increase of 4% compared to $3.5 million for the fourth quarter of 2013.  Net income was $0.3 million, or $0.02 per diluted share, compared with net income of $0.5 million, or $0.05 per diluted share for the fourth quarter of 2013.

Gross profit margin was 74.4% for the fourth quarter of 2014, compared to 72.3% for the fourth quarter of 2013.  Domestic sales were approximately 32% of total revenue for the quarter, compared to 76% for the fourth quarter 2013.

The Company reported non-GAAP income from operations of $0.4 million, compared to $0.8 million in the fourth quarter of 2013.  Non-GAAP net income was $0.03 per diluted share, compared to $0.06 in the fourth quarter 2013.  Free cash flow for the quarter was $(1.0) million, compared to $0.7 million for the fourth quarter of 2013.

For the full year ended December 31, 2014, the Company reported revenue of $15.6 million, an increase of 38% compared to $11.3 million for the prior year.  Net income was $2.1 million, or $0.20 per diluted share, compared with net income of $1.9 million, or $0.22 per diluted share for the prior year.

Gross profit margin was 78.3% for the year ended December 31, 2014, compared to 74.8% for the prior year.  Domestic sales were approximately 73% of total revenue for 2014, compared to 71% for 2013.

The Company reported non-GAAP income from operations of $3.8 million for the year ended December 31, 2014, compared to $3.1 million in the prior year.  Non-GAAP net income was $0.25 per diluted share, compared to $0.24 in 2013.  Free cash flow for 2014 was $2.0 million, compared to $1.3 million for 2013.

“Our fourth quarter, although challenging due to our compliance with the FDA requested distribution hold, ended on a positive note as we resumed domestic shipments of our pump systems, and just last week, we announced that we resumed shipments of our Dose Error Reduction System option.  During the preparation of our recent 510(k) submission, we enhanced our production processes resulting in additional efficiencies, which we expect will drive higher margins.  On the sales front, we continue to see a high level of both product interest and orders from customers.” said Roger Susi, President and Chief Executive Officer of the Company.

“I am amazed with and appreciate our customers for the loyalty they have shown as we have only had one order cancelled resulting from the domestic ship hold, and that customer has just recently requested a new quote for our products,” continued Susi.

Financial Guidance

The Company reiterated its revenue and earnings guidance for the first quarter and full year 2015.

For the first quarter 2015, the Company expects revenue of approximately $6.8 million to $7.0 million and non-GAAP diluted EPS of $0.11 to $0.13.  For the full year 2015, the Company expects revenue of $28.0 million to $29.0 million and non-GAAP diluted EPS of $0.50 to $0.52.

Use of non-GAAP Financial Measures

The Company believes the use of non-GAAP income from operations, non-GAAP net income and free cash flow are helpful to our investors. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with GAAP. We calculate non-GAAP income from operations as income from operations excluding stock-based compensation expense. We calculate non-GAAP net income as net income excluding stock-based compensation expense, net of tax. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allow for meaningful comparisons between our operating results from period to period. We calculate free cash flow as net cash provided by operating activities less net cash used in investing activities for purchases of property and equipment. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening our balance sheet. All of our non-GAAP financial measures are important tools for financial and operational decision making and for evaluating our operating results.

A reconciliation of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in the table later in this release immediately following the condensed statements of cash flows.  These non-GAAP financial measures should not be considered in isolation or as a substitute for a measure of the Company’s operating performance or liquidity prepared in accordance with U.S. GAAP and are not indicative of income from operations, net income, or cash provided by operating activities.

Conference Call

IRADIMED has scheduled a conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today, February 5, 2015.  Individuals interested in listening to the conference call may do so by dialing 1-844-413-1781 for domestic callers, or 1-716-247-5767 for international callers, and entering the reservation code 72099787.

The conference call will also be available real-time via the internet at http://www.iradimed.com/en-us/investors/index.php and selecting Events & Presentation.  A recording of the call will be available on the Company’s website following the completion of the call.

About IRADIMED CORPORATION

IRADIMED CORPORATION is the only provider of non-magnetic IV infusion pump systems that are designed to be safe for use during MRI procedures. Other electromechanical medical devices and pumps contain magnetic and electronic parts that are potentially dangerous to operate in the presence of the powerful magnet that drives an MRI.  The company’s MRidium (3850/3860+) IV pump systems have been designed with non-ferrous parts, ceramic ultrasonic motors, non-magnetic mobile stands and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures.  The Company’s pump solution provides a seamless approach to providing IV fluids before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

For more information please visit www.iradimed.com.  MRidium is a trademark of IRADIMED CORPORATION.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Act of 1995, particularly statements regarding our expectations, beliefs, plans, intentions, future operations, financial condition and prospects, and business strategies. These statements relate to future events or our future financial performance or condition and involve unknown risks, uncertainties and other factors that could cause our actual results, level of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.  The risks and uncertainties referred to above include, but are not limited to, risks associated with the Company’s ability to receive clearance of its 510(k) submission, additional actions by or requests from the FDA (including a request to cease domestic distribution of products) and unanticipated costs or delays associated with resolution of these matters; a securities class-action lawsuit that has been filed against the Company in connection with the FDA warning letter and shipment stoppage; our reliance on a single product; unexpected costs, expenses and diversion of management attention resulting from the FDA warning letter and the related securities class-action lawsuit; potential disruptions in our limited supply chain for our products; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations.

Further information on these and other factors that could affect the company’s financial results is included in filings we make with the Securities and Exchange Commission from time to time.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

IRADIMED CORPORATION

CONDENSED BALANCE SHEETS

	December 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,454,150	$2,461,559
Accounts receivable, net	1,960,214	1,982,083
Investments	7,913,793	246,203
Inventory, net	2,125,838	1,340,331
Prepaid expenses and other current assets	276,540	119,974
Prepaid income taxes	320,941	170,496
Deferred income taxes	116,339	65,961
Total current assets	22,167,815	6,386,607
Property and equipment, net	794,835	327,343
Intangible assets, net	250,836	267,024
Deferred income taxes	76,557	—
Other assets	19,676	5,897
Total assets	$23,309,719	$6,986,871
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$629,167	$427,474
Accrued payroll and benefits	1,244,898	655,362
Other accrued taxes	65,790	80,787
Warranty reserve	27,925	12,002
Deferred revenue	308,341	207,395
Officer note payable	—	6,333
Accrued income taxes	—	62,971
Total current liabilities	2,276,121	1,452,324
Deferred revenue	142,902	57,676
Deferred income taxes	—	54,087
Total liabilities	2,419,023	1,564,087
Stockholders’ equity:
Preferred stock	—	140
Common stock	1,082	700
Additional paid-in capital	15,785,838	2,346,137
Retained earnings	5,125,249	3,074,883
Accumulated other comprehensive income	(21,473)	924
Total stockholders’ equity	20,890,696	5,422,784
Total liabilities and stockholders’ equity	$23,309,719	$6,986,871

IRADIMED CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
Revenue	$3,583,503	$3,457,027	$15,653,057	$11,340,097
Cost of revenue	918,696	957,818	3,404,400	2,853,385
Gross profit	2,664,807	2,499,209	12,248,657	8,486,712
Operating expenses:
General and administrative	1,331,922	741,549	4,816,973	2,392,305
Sales and marketing	792,101	719,190	3,297,120	2,297,309
Research and development	315,407	345,615	1,068,674	1,009,872
Total operating expenses	2,439,430	1,806,354	9,182,767	5,699,486
Income from operations	225,377	692,855	3,065,890	2,787,226
Other income, net	(54,824)	(11,674)	(48,549)	(3,458)
Income before provision for income taxes	170,553	681,181	3,017,341	2,783,768
Provision for income taxes	(100,267)	207,200	966,975	846,878
Net income	$270,820	$473,981	$2,050,366	$1,936,890

Net income per share:
Basic	$0.03	$0.07	$0.23	$0.28
Diluted	$0.02	$0.05	$0.20	$0.22
Weighted average shares outstanding:
Basic	10,804,854	7,000,000	8,743,461	7,000,000
Diluted	11,737,104	8,839,521	10,219,143	8,624,314

IRADIMED CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Years Ended December 31,
	2014	2013
Operating activities:
Net income	$2,050,366	$1,936,890
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for excess and obsolete inventory	62,069	—
Depreciation and amortization	149,056	139,040
Stock-based compensation	724,063	271,919
Changes in operating assets and liabilities:
Accounts receivable	21,869	(396,589)
Inventory	(847,576)	45,655
Prepaid expenses and other current assets	(154,912)	(40,819)
Other assets	(15,433)	(4,594)
Deferred income taxes	(167,305)	(48,797)
Accounts payable	201,693	19,050
Accrued payroll and benefits	589,536	114,109
Other accrued taxes	(14,997)	60,466
Warranty reserve	15,923	(134)
Deferred revenue	186,172	(126,985)
Accrued income taxes, net of prepaid income taxes	(213,416)	(494,814)
Other	(1,388)	—
Net cash provided by operating activities	2,585,720	1,474,397
Investing activities:
Purchases of investments	(7,951,497)	(4,986)
Proceeds from sale of investments	255,109	—
Purchases of property and equipment	(583,977)	(163,175)
Capitalized intangible assets	(22,311)	(28,586)
Net cash used in investing activities	(8,302,676)	(196,747)
Financing activities:
Proceeds from stock option exercises	105,000	—
Income tax benefits credited to equity	165,228	—
Repayment of officer note payable	(6,333)	(513,397)
Proceeds from the issuance of common stock	14,490,000	—
Payment of initial public offering costs	(2,044,348)	—
Net cash provided by (used in) financing activities	12,709,547	(513,397)
Net increase in cash and equivalents	6,992,591	764,253
Cash and cash equivalents, beginning of period	2,461,559	1,697,306
Cash and cash equivalents, end of period	$9,454,150	$2,461,559
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$1,182,430	$1,390,049

IRADIMED CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Non-GAAP Income from Operations

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Income from operations	$225,377	$692,855	$3,065,890	$2,787,226
Excluding:
Stock-based compensation expense	220,182	67,980	724,063	271,919
Non-GAAP income from operations	$445,559	$760,835	$3,789,953	$3,059,145

Non-GAAP Net Income and Diluted EPS

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Net income	$270,820	$473,981	$2,050,366	$1,936,890
Excluding:
Stock-based compensation expense, net of tax expense	139,795	41,997	459,131	166,618
Non-GAAP net income from operations	$410,615	$515,978	$2,509,497	$2,103,508
Weighted average shares outstanding — diluted	11,737,104	8,839,521	10,219,143	8,624,314
Non-GAAP net income per share — diluted	$0.03	$0.06	$0.25	$0.24

Free Cash Flow

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Net cash provided by operating activities	$(901,391)	$767,605	$2,585,720	$1,474,397
Less:
Purchases of property and equipment	79,475	42,002	583,977	163,175
Free cash flow	$(980,866)	$725,603	$2,001,743	$1,311,222

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com